Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
William S. McCalmont
Executive Vice President & CFO
wmccalmont@acecashexpress.com

ACE Cash Express Comments on Recent FDIC Payday Lending
Guidelines

     DALLAS (March 3, 2005)-— ACE Cash Express, Inc. (NASDAQ:AACE) announced that, on March 1, 2005, the Federal Deposit Insurance Corporation (FDIC) issued revised Guidelines for Payday Lending. The Guidelines provide guidance to banks that engage in payday lending, and include a requirement that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any bank for more than 3 months in the previous 12 months. The revised Guidelines are available at www.fdic.gov.

     Through a marketing and servicing agreement with Republic Bank & Trust Company, a Kentucky state chartered bank, ACE offers payday loans made by Republic in 418 ACE locations in Texas, Pennsylvania and Arkansas, as of January 4, 2005. Loan fees and interest to ACE generated from Republic payday loans during the 12-month period ending December 31, 2004 totaled $26.3 million, which represented 10.2% of ACE’s total revenues during such period.

     Jay B. Shipowitz, ACE President & CEO, stated that “We are in the process of evaluating the impact that implementation of the Guidelines might have on the loans offered by Republic at our locations and we expect to work with Republic to implement any necessary changes to comply with the new Guidelines.”

     William S. McCalmont, ACE CFO, noted that “We do not believe that the implementation of the Guidelines will have an impact on our business outlook for the current quarter ending March 31, 2005 and, if our evaluation of the Guidelines necessitates that we do so, we will adjust our outlook for the fiscal year ending June 30, 2005, as appropriate.”

About ACE

     ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans and bill payment services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of January 4, 2005, ACE had a network of 1,327 stores in 37 states and the District of Columbia, consisting of 1,111 company-owned stores and 216 franchised stores. ACE focuses on serving unbanked and underbanked consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. ACE’s website is found at www.acecashexpress.com.

Forward-Looking Statements

     This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

     Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:

•	ACE’s relationships with Republic Bank & Trust Company, with Travelers Express and its affiliates and with its bank lenders;

•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses, including the FDIC Guidelines for Payday Lending and their implementation;

•	any litigation regarding ACE’s short-term consumer lending activities;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;

•	increases in interest rates, which would increase ACE’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;

•	the terms and performance of third-party services offered at ACE’s stores; and

•	customer demand and response to services offered at ACE’s stores.

     ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of its common stock.